                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (this "Agreement") is made and entered into as of the 5th day of October, 1999, by and among CIC Acquisition Co., a Delaware corporation ("Parent"), CIC Acquisition Sub, Inc., a South Carolina corporation ("Acquisition Sub"), and Conso International Corporation, a South Carolina corporation (the "Company").

                              STATEMENT OF PURPOSE

         The parties hereto desire to effect the statutory merger of Acquisition Sub with and into the Company (the "Merger") on the terms and conditions set forth herein and in the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger") pursuant to which, among other things, all of the issued and outstanding shares of common stock of the Company ("Company Common Stock"), other than (a) 533,378 shares of Company Common Stock owned by J. Cary Findlay (the "Retained Shares") and (b) Dissenting Shares (as defined in the Plan of Merger), will be exchanged for and converted into the right to receive $9.00 per share in cash in the manner provided herein and in the Plan of Merger. The purpose of this Agreement is to set forth the terms and conditions upon which the Merger shall be effected.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto do hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 Merger. Subject to all of the terms and conditions of this Agreement, the parties hereby agree that the Merger shall be effected at the Effective Time (as hereinafter defined) in accordance with the Plan of Merger and the South Carolina Business Corporation Act (the "SCBCA"). The "Effective Time" means the time at which appropriate articles of merger, including the Plan of Merger, shall have been filed for immediate effectiveness with the Secretary of State of South Carolina in the manner prescribed by the SCBCA. Upon the Effective Time, the separate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

         Section 1.2 Closing. Subject to the provisions of Article V hereof, the closing of the transactions contemplated hereby to effect the Merger (the "Closing") shall be held at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202 or at such other location as the Company and the Parent may mutually agree, beginning at 10:00 a.m. on the business day next following the date of the meeting of the shareholders of the Company described in Section 4.4 hereof (the date of such meeting is hereinafter referred to as the "Meeting Date"). If all of the conditions set forth in Sections 5.1 and 5.2 hereof shall have not been met or waived on the business day next following the Meeting Date, the Closing shall be held (a) on the first business day thereafter on which all such conditions shall have been met or waived or (b) on such other date as the Company and Parent may mutually agree. Each of the parties hereto covenants and agrees to use its commercially reasonable efforts to cause all of the conditions to Closing set forth in Sections 5.1 and 5.2 hereof to be satisfied on or before

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the business day next following the Meeting Date. At the Closing, subject to the satisfaction or waiver of the conditions therefor, the parties hereto shall cause the Merger to be effected by filing appropriate articles of merger, including the Plan of Merger, with the Secretary of State of South Carolina, whereupon the Closing shall be completed at the Effective Time. For purposes of this Agreement, a "business day" is any day other than (a) a Saturday or Sunday,
(b) a day on which the office of the Secretary of State of South Carolina is closed for official business, (c) a day on which the Exchange Agent (as defined in the Plan of Merger) is closed for business of the type to be conducted by it pursuant hereto, or (d) a day on which commercial banks located in New York, New York are closed for commercial banking business.

         Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 33-11-106 of the SCBCA.

         Section 1.4  Exchange Agent; Funding.

         (a) Exchange Agent. Parent and the Company covenant and agree to use their commercially reasonable efforts to designate and engage an Exchange Agent sufficiently in advance of the Effective Time so that the exchange of cash for shares of Company Common Stock to be effected pursuant to the Plan of Merger can be commenced as soon as possible after the Effective Time. Such Exchange Agent shall be a bank or trust company mutually acceptable to Parent and the Company, it being agreed that First Union National Bank, the Company's transfer agent, is mutually acceptable.

         (b) Funding. Subject to the terms and conditions of this Agreement, Parent shall cause (i) there to be available to the Exchange Agent, at or prior to the Effective Time, for purposes of the conversion and exchange of shares of Company Common Stock in the Merger, the aggregate amount of cash to be delivered to the shareholders of the Company pursuant to the Plan of Merger (the "Merger Consideration") and (ii) Acquisition Sub to take such other actions as shall be necessary for it to consummate the Merger.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to, and covenants and agrees with, Parent and Acquisition Sub that:

         Section 2.1  Corporate Organization and Capitalization.

         (a) Organization and Good Standing. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of South Carolina, with full corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets.

         (b) Charter Documents and Bylaws. The copies of the Company's Articles of Incorporation and Bylaws heretofore provided to Parent are true and complete as of the date hereof.


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         (c) Foreign Qualification. The Company is duly licensed or qualified as a foreign corporation to do business in each jurisdiction set forth in Section 2.1(c) of the Company Disclosure Document (as defined below) which constitutes each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not be reasonably expected to have a material adverse effect on the business, assets or condition (financial or otherwise) of the Company taken as a whole, or on the ability of the Company to effect the Merger and perform its other obligations hereunder (a "Company Material Adverse Effect"). "Company Disclosure Document" means the document delivered by the Company to the Purchaser at or prior to the date hereof containing certain disclosures by the Company pursuant to this Agreement.

         Section 2.2 Authority. The Company has full corporate power to enter into this Agreement, and all other instruments and documents to be executed and delivered by it in connection herewith, and to carry out its obligations hereunder and thereunder. Subject only to approval of the Plan of Merger by the Company's shareholders, the Company's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part, and this Agreement constitutes, and all agreements and other instruments or documents to be executed and delivered by it hereunder will constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

         Section 2.3 Capitalization. The authorized capital stock of the Company consists solely of 60,000,000 shares divided into two classes: (a) 50,000,000 shares of Company Common Stock, of which 7,335,925 shares are issued and outstanding as of the date hereof, and (b) 10,000,000 shares of Preferred Stock, none of which are issued and outstanding. All of such issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. There are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of the Company nor are there any outstanding options, warrants, conversion rights, subscription rights or other obligations of the Company to issue any of its capital stock in the future or any securities convertible into, exchangeable or exercisable for, or otherwise evidencing a right to acquire any shares of the Company other than options to purchase Company Common Stock pursuant to the Company's 1993 Stock Option Plan, of which options to purchase an aggregate of 168,575 shares are outstanding on the date hereof (the "Outstanding Employee Stock Options") and which are set forth in
Section 2.3 of the Company Disclosure Document. All shares issuable upon exercise of Outstanding Employee Stock Options have been duly authorized and will be validly issued, full paid and non-assessable and not be subject to any preemptive rights.

         Section 2.4 Subsidiaries. Section 2.4 of the Company Disclosure Document sets forth the name, jurisdiction of incorporation, total capitalization and number of shares of outstanding capital stock of each class owned, directly or indirectly, by the Company of each corporation of which the Company owns, directly or indirectly, a majority of the outstanding capital stock (individually, a "Subsidiary" and, collectively, the "Subsidiaries"). All of the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable. Except as set forth in Section 2.4 of the Company Disclosure Document, all such

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shares owned, directly or indirectly through another Subsidiary, by the Company are owned by the Company beneficially and of record, free and clear of all liens, pledges, encumbrances or restrictions of any kind (other than restrictions imposed by applicable securities laws or created pursuant to the Company's existing senior credit facility). Except as set forth in Section 2.4 of the Company Disclosure Document, the Company has no outstanding options, warrants, stock appreciation rights, phantom stock or stock equivalents or other rights to purchase or acquire any capital stock of any Subsidiary, there are no irrevocable proxies with respect to such shares, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Subsidiary or the Company is bound to issue additional shares of the capital stock of a Subsidiary. Except for the Subsidiaries, and as otherwise disclosed in Section 2.4 of the Company Disclosure Document, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity interest in any business. Each Subsidiary is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, with full power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets. Each Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified could not be reasonably expected to have a Company Material Adverse Effect.

         Section 2.5 No Conflicts. The Company's execution and delivery of this Agreement and performance of its obligations hereunder, including effecting the Merger, do not and will not: (a) contravene or conflict with the Company's Articles of Incorporation or Bylaws; (b) conflict with, violate or result in any default under any mortgage, indenture, agreement, instrument or other contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their property is bound, other than the agreements relating to indebtedness of the Company and its Subsidiaries described in Section 2.5 of the Company Disclosure Document; (c) assuming compliance with the matters referred to in Section 2.6 hereof, violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which the Company or any of its Subsidiaries is subject; or (d) assuming compliance with the matters referred to in Section 2.6 hereof, require the consent of, or any prior filing with or notice to, any governmental authority; except for any occurrences or results referred to in clauses (b), (c) and (d) of this Section 2.5 which could not be reasonably expected to have a Company Material Adverse Effect.

         Section 2.6 Governmental Authorization. The Company's execution and delivery of this Agreement and performance of its obligations hereunder, including its effecting the Merger, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of articles of merger in accordance with the SCBCA, and (b) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except where the failure of any such action to be taken or filing to be made could not be reasonably expected to have a Company Material Adverse Effect.

         Section 2.7 Commission Filings. The Company has heretofore made available to Parent true and complete copies of all (a) annual reports on Form 10-K and quarterly reports on Form 10-Q, (b) proxy statements relating to all of the Company's meetings of shareholders (whether annual

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or special) held or scheduled to be held and (c) each other statement, report, schedule or document filed by the Company with the Securities and Exchange Commission (the "Commission"), in each case since June 29, 1996, which are all reports required to be filed by the Company with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act from such date through the date hereof (collectively, the "Commission Filings"). The Commission Filings did not (as of their respective filing dates, effective dates (with respect to registration statements) or mailing dates (with respect to proxy statements)) and, taken as a whole (giving effect to the updating or superceding of information in any such Commission Filings by information in subsequent Commission Filings), do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since the date of the Company's initial public offering, the Company has complied in all material respects with Commission filing obligations under the Exchange Act. The Company's consolidated balance sheets and the notes thereto as of July 3, 1999, June 27, 1998 and June 28, 1997, and the Company's consolidated statements of operations, cash flows, and shareholders' equity for the fiscal years ended July 3, 1999, June 27, 1998 and June 28, 1997, included in the Commission Filings fairly present, for the Company and its consolidated Subsidiaries on a consolidated basis, their financial position as of the dates thereof and the results of their operations, cash flows, and changes in shareholders' equity for such periods in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements) and such financial statements complied as of their respective dates in all material respects with applicable rules and regulations of the Commission. Each such Commission Filing complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as applicable. The Company shall hereafter send to Parent, simultaneously with their being filed with the Commission, any and all annual, quarterly or current reports required to be filed under Section 13 or 15(d) of the Exchange Act subsequent to the date hereof, and all such reports will be filed timely and conform to the disclosure standards set forth above in this Section 2.7.

         Section 2.8 Proxy Statement; Schedule 13E-3. Other than the information in the Definitive Proxy Statement (as defined in Section 4.4) and the Schedule 13E-3 (as defined in Section 4.4) as to Parent and Acquisition Sub provided by them, the Definitive Proxy Statement and the Schedule 13E-3 will not as of their dates and as of the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Preliminary Proxy Statement (as defined in Section 4.4 hereof), the Definitive Proxy Statement and the Schedule 13E-3 will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty regarding information furnished by Parent or Acquisition Sub for inclusion in the Preliminary Proxy Statement, or any amendment or supplement thereto, the Definitive Proxy Statement, or any amendment or supplement thereto, or the Schedule 13E-3, or any amendment or supplement thereto.

         Section 2.9 Absence of Certain Changes. Except as contemplated hereby or as set forth in Section 2.9 of the Company Disclosure Document, since July 3, 1999, the Company has conducted its business in all material respects in the ordinary course consistent with past practices and there

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has not been (i) any material adverse change in the financial condition, properties, business or results of operation of the Company taken as a whole;
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; or (iii) any changes by the Company in accounting principles, practices or methods.

         Section 2.10 Litigation; No Undisclosed Liabilities.

         (a) Litigation. Except as disclosed in the Commission Filings, there are no claims, actions, suits or other proceedings pending against the Company or any of its Subsidiaries before any court, agency or other judicial, administrative or other governmental body or arbitrator, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could be reasonably expected to have a Company Material Adverse Effect.

         (b) No Undisclosed Liabilities. Except (i) as disclosed or reflected in the consolidated audited financial statements of the Company as of and for the fiscal year ended July 3, 1999 and (ii) for liabilities and obligations (1) incurred in the ordinary course of business and consistent with past practice or
(2) pursuant to the terms of this Agreement, neither the Company nor any of its Subsidiaries has incurred any material liabilities that are required by generally accepted accounting principles to be disclosed on a balance sheet and none of which are the type arising out of or in connection with any tort, breach of contract, breach of warranty, infringement claim or warranty.

         Section 2.11  Environmental.

         (a) Compliance. The Company and its Subsidiaries have materially complied and are in material compliance with all applicable material Environmental and Safety Requirements (as hereinafter defined). "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law in each case concerning public health and safety, worker health and safety, and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release or threatened Release (whether onsite or offsite), control, or cleanup of any Hazardous Substances). "Release" has the meaning set forth in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"). "Hazardous Substance" shall mean anything that is a "hazardous substance" pursuant to CERCLA, anything that is "solid waste" or "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act, anything that is a "pollutant" pursuant to the Federal Water Pollution Control Act, anything that is a "hazardous chemical" pursuant to the Federal Occupational Safety and Health Act, anything that is a "pesticide" pursuant to the Federal Insecticide, Fungicide, and Rodenticide Act, any petroleum product or byproduct, asbestos, polychlorinated biphenyl, noise or radiation. Neither the Company nor any of its Subsidiaries has received any oral or written notice, report or information regarding any violations of, or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or corrective, investigatory or remedial obligations arising under, Environmental and Safety Requirements that relate to the Company or its Subsidiaries or any of their current or former properties or facilities that could reasonably be expected to result in a Company Material Adverse Effect.

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         (b) Permits, Licenses, Etc. Each of the Company and its Subsidiaries
has obtained and has materially complied with, and is currently in material compliance with, all material permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business.

         (c) No Releases. Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including any hazardous substance) or owned, occupied or operated any facility or property in a manner that has given or could reasonably be expected to give rise to any material liabilities (including any material liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental and Safety Requirements.

         Section 2.12  Compliance with Law.

         (a) Conduct of Business. The Company and its Subsidiaries have conducted their business so as to materially comply with, and are in material compliance with, all material federal, state, local or foreign laws, statutes, regulations, rules and other requirements of any governmental authority applicable to the conduct their business or orders promulgated or judgments entered by any federal, state, local or foreign court or governmental entity or instrumentality, including all applicable material laws in respect of the environment, health, or work conditions. The Company has not received any claim or notice that it is in violation of any of the aforementioned statutes, regulations, rules or other requirements in such a manner that could be reasonably expected to result in any material liabilities to the Company or any of its Subsidiaries.

         (b) Licenses. The Company and its Subsidiaries have all permits, certificates, licenses, franchises, federal, state, local or foreign governmental approvals and other authorizations required in connection with the operation of their business, except for those the absence of which could not be reasonably expected to have a Company Material Adverse Effect.

         Section 2.13  Taxes.

         (a) Tax Returns. All Tax Returns required to be filed on or prior to the Effective Time by the Company and its Subsidiaries with all taxing authorities have been or prior to the Effective Time will have been filed, except where the failure to do so could not reasonably be expected to have a Company Material Adverse Effect. All such Tax Returns are or will be correct and complete in all material respects. The Company and its Subsidiaries have paid or made provision for all Taxes shown as due on such returns, and for all other Taxes the nonpayment of which could reasonably be expected to have a Company Material Adverse Effect.

         (b) Withholding. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, except where the failure to withhold or pay any such Taxes could not reasonably be expected to have a Company Material Adverse Effect.

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         (c) Availability of Federal Income Tax Return. The Company has made available to the Parent complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 1993.

         (d) No Waiver. Except as set forth in Section 2.13(d) of the Company Disclosure Document, none of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) Other Matters. None of the Company and its Subsidiaries has filed a consent under Code ss.341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (f) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         Section 2.14  Employee Benefits.

         (a) Benefit Plan. Section 2.14 of the Company Disclosure Document sets forth a list of all material bonus, pension, profit sharing, deferred compensation, retirement, hospitalization,

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medical or dental reimbursement, severance pay, vacation pay, disability, death benefit, insurance, and other similar plans, programs or arrangements pursuant to which the Company or its Subsidiaries provides benefits to its employees (including all "welfare plans" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("the Benefit Plans").

         (b) No Defined Benefit Plans, Etc. Except as described in Section 2.14 of the Company Disclosure Document, neither the Company nor any of its Subsidiaries maintains, contributes to, or has any material liability or potential material liability under (or with respect to) any "defined benefit plan" (as defined in Section 3(35) of ERISA), or any "multiemployer plan" (as defined in Section 3(37) of ERISA). Except as described in Section 2.14 of the Company Disclosure Document, there are no material pending or threatened actions, suits, investigations or claims with respect to any Benefit Plan other than routine claims for benefits.

         (c) Compliance, Qualification. All of the Benefit Plans and the administration thereof comply in all material respects with the requirements of ERISA (if applicable) and all other material laws and regulations applicable thereto and neither the Company nor any of its Subsidiaries has received any notice from any governmental authority of any material failure to so comply which failure has not been cured. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Plan is so qualified, and nothing has occurred since the date of such determination that could materially and adversely affect the qualified status of such Plan.

         (d) Other Matters. None of the Company, its Subsidiaries, or any other "disqualified person" (within the meaning of Section 4975 of the Code) or any "party in interest" (within the meaning of Section 3(14) of ERISA), has engaged in any "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Benefit Plans that could subject any of the Benefit Plans, the Company or any of its Subsidiaries, or any officer, director or employee of any of the foregoing to a material penalty or tax under Section 502(i) of ERISA of Section 4975 of the Code.

         (e) Reports and Returns. All material reports and returns with respect to the Benefit Plans required to be filed with any governmental authority have been timely filed.

         (f) Certain Documents. With respect to each Benefit Plan, the Company has delivered or made available to Parent true, complete and correct copies of (to the extent applicable): (i) all material documents pursuant to which the Benefit Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements); (ii) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with applicable attachments); (iii) the most recent determination letter received form the Internal Revenue Service; and (iv) all actuarial reports or statements of funded status for the three most recent plan years.

         Section 2.15 Intellectual Property Rights. The Company and each of its Subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all material Intellectual Property Rights (as defined below) necessary for the operation of its business as currently conducted. There are no third party claims contesting the validity,

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enforceability, use or ownership of any of the Intellectual Property Rights owned or used by the Company or any Subsidiary, or alleging infringement or misappropriation, which, if adversely determined, could reasonably be expected to result in a material liability or a Company Material Adverse Effect. All of the material Intellectual Property Rights owned or used by the Company or any Subsidiary as of the date hereof will be owned or available for use by the Company or such Subsidiary on substantially the same terms immediately subsequent to the Closing. The Company and each Subsidiary have taken all action that they have reasonably deemed to be necessary to maintain and protect their material Intellectual Property Rights. For the purposes of this Agreement, "Intellectual Property Rights" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names, corporate names and all the goodwill associated therewith; all registered and unregistered copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, know-how, research information, specifications, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information, marketing materials and all other proprietary rights.

         Section 2.16 Year 2000 Compliance. The Company and each of its Subsidiaries have conducted an inventory and assessment of the hardware, software and embedded microcontrollers in noncomputer equipment (the "Computer Systems") used by the Company and its Subsidiaries in their business, in order to determine which parts of the Computer Systems are not yet Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or produce incorrect calculations or otherwise malfunction without becoming totally inoperable. The Company does not expect to suffer a Company Material Adverse Effect by reason of its failure to be Year 2000 Compliant with respect to its Computer Systems. For purposes of this Agreement, "Year 2000 Compliant" means that all of the Computer Systems correctly recognize, manipulate and process (including calculating, comparing and sequencing) date information relating to dates on or after January 1, 2000, including leap year calculations, and that the operation and functionality of such Computer Systems will not be adversely affected by the advent of the year 2000 or any manipulation of data featuring date information relating to dates before, on or after January 1, 2000.

         Section 2.17  Real Property.

         (a) Owned Real Property. Section 2.17(a) of the Company Disclosure Document sets forth the address and description of each material parcel of real property owned by the Company or any of its Subsidiaries (the "Owned Real Property"). With respect to each parcel of Owned Real Property, the Company has good and marketable fee simple title to such parcel, free and clear of all liens and encumbrances, except Permitted Encumbrances (as defined in subsection (c) below). Section 2.17(a) of the Company Disclosure Document sets forth a list of all material leases, licenses, concessions or other agreements pursuant to which the Company or any of its Subsidiaries has granted the right of use or occupancy to any third party with respect to any parcel of Owned Real Property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the "Owned Real Property Leases"), and the Company has delivered or made available to Parent a true and complete copy of each such lease or other document.

         (b) Leased Real Property. Section 2.17(b) of the Company Disclosure Document sets forth the address of each material parcel of real property leased, subleased or otherwise owned by a third party and used or occupied by the Company or any of its Subsidiaries (the "Leased Real Property"; and together with the Owned Real Property, the "Real Property") and a list of all leases, subleases, licenses, concessions or other agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the "Leases") for each parcel of Leased Real Property. The Company has delivered or made available to Parent a true and complete copy of each Lease. Except as set forth in Section 2.17(b) of the Company Disclosure Document and for other events, facts or circumstances that could not reasonably be expected to result in a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect;
(ii) the consummation of the Merger does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; and (iv) neither the Company nor any of its Subsidiaries has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein.

         (c) Permitted Encumbrances. The term "Permitted Encumbrances" shall mean with respect to each parcel of Real Property: (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such parcel which are not due and payable as of the Closing Date; (b) mechanics and similar statutory liens for labor, materials or supplies provided with respect to such parcel incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) zoning, building and other land use laws imposed by any governmental authority having jurisdiction over such parcel which are not violated in any material respect by the current use or occupancy of such parcel or the operation of the Company or any of its Subsidiaries thereon; (d) Owned Real Property Leases; and (e) easements, covenants, conditions, restrictions, liens, encumbrances and other matters affecting title to such parcel which (i) secure indebtedness reflected in the Company's financial statements included in the Commission Filings or (ii) do not materially impair the use or value of such parcel in the operation of the Company's business.

         Section 2.18 Takeover Provisions Inapplicable. The provisions of
Article 1 "Control Share Acquisitions," of Chapter 2, Title 35, of the 1976 South Carolina Code (S.C. Code ss.ss. 35-2-101 et seq.) and Article 2, "Business Combinations," of Chapter 2, Title 35, of the 1976 South Carolina Code (S.C. Code ss.ss. 35-2-201 et seq.) are not applicable to the transactions contemplated hereby.

         Section 2.19 Change of Control Provisions. Except as described in
Section 2.19 of the Company Disclosure Document, none of (a) the arrangements, agreements or understandings to which the Company or any of its Subsidiaries is a party with any of their employees or affiliates or (b) the Company's or any of its Subsidiary's employee benefit plans, programs or arrangements contains any provision that would become operative as the result of a change of control of the Company or that will become operative as a result of the Merger or any other transactions contemplated by this Agreement.

         Section 2.20 Board Recommendation. As of the date hereof, the Board of Directors of the Company has recommended that the shareholders of the Company approve the Plan of Merger and this Agreement.

         Section 2.21 Fairness Opinion. The Company has received the written opinion (the "Fairness Opinion") of The Robinson-Humphrey Company, LLC, satisfactory in form and substance to the Company, to the effect that the consideration to be received by the shareholders of the Company pursuant to the merger is fair to them from a financial point of view.

         Section 2.22 No Brokers. Except for The Robinson-Humphrey Company, LLC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

         Parent and Acquisition Sub, jointly and severally, hereby represent and warrant to, and covenant and agree with, the Company that:

         Section 3.1 Corporate Organization and Good Standing. Parent is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly organized and validly existing in good standing under the laws of the State of South Carolina. Parent and Acquisition Sub have full corporate power and authority to conduct their businesses as they are now being conducted and to own, lease and operate their assets.

         Section 3.2 Authority. Parent and Acquisition Sub have full corporate power to enter into this Agreement, and all other instruments and documents to be executed and delivered by either of them in connection herewith, and to carry out their obligations hereunder and thereunder. Parent's and Acquisition Sub's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on either of their parts, and this Agreement constitutes, and all agreements and other instruments or documents to be executed and delivered by each of them hereunder will constitute, their legal, valid and binding obligations of the Parent and Acquisition Sub enforceable against Parent and Acquisition Sub in accordance with their terms.

         Section 3.3 No Conflicts. Parent's and Acquisition Sub's execution and delivery of this Agreement and performance of their obligations hereunder, including Acquisition Sub's effecting the Merger, do not and will not: (a) contravene or conflict with their respective Articles of Incorporation or Bylaws; (b) conflict with, violate or result in a default under any material mortgage, indenture, agreement, instrument or other contract to which either of them is a party or by which either of them or their property is bound; (c) assuming compliance with the matters referred to in Section 3.4 hereof, violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which either of them is subject; or (d) assuming compliance with the matters referred to in Section 3.4 hereof, require the consent of, or any prior filing with or notice to, any governmental authority; except for any occurrences or results referred to in clauses (b), (c) or (d) which would not have or reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and its subsidiaries taken as a whole, or on the ability of Parent and Acquisition Sub to effect the Merger and perform their other obligations hereunder (a "Parent Material Adverse Effect").

         Section 3.4 Governmental Authorization. Parent's and Acquisition Sub's execution and delivery of this Agreement and performance of their obligations hereunder, including Acquisition Sub's effecting the Merger, require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of articles of merger in accordance with the SCBCA, and (b) compliance with the applicable requirements of the HSR Act, except where the failure of any such action to be taken or filing to be made would not have or reasonably be expected to have a Parent Material Adverse Effect.

         Section 3.5 Proxy Statement; Schedule 13E-3. The information as to Parent and Acquisition Sub to be contained in the Definitive Proxy Statement to be provided to the Company's shareholders in connection with their voting on the Plan of Merger and in the Schedule 13E-3 (provided such information and the presentation thereof shall have been approved by Parent) will not as of their dates and as of the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The information supplied or to be supplied in writing by or on behalf of Parent and Acquisition Sub for inclusion in the Preliminary Proxy Statement, the Definitive Proxy Statement and the Schedule 13E-3 will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder. Notwithstanding the foregoing, Parent and Acquisition Sub make no representation or warranty regarding information furnished by the Company for inclusion in the Preliminary Proxy Statement, or any amendment or supplement thereto, the Definitive Proxy Statement, or any amendment or supplement thereto, or the Schedule 13E-3, or any amendment or supplement thereto.

         Section 3.6 Financing. Parent and Acquisition Sub have previously delivered to the Company a true and correct copy of the letters evidencing the interest of SunTrust Equitable Securities Corporation, SunTrust Bank, Atlanta and SunTrust Banks, Inc. in providing financing for the Merger. The letters evidencing such financing commitments have been executed by Parent and are in full force and effect.

         Section 3.7 Litigation. There are no claims, actions, suits or proceedings pending against Parent or Acquisition Sub before any court, agency or other judicial, administrative or other governmental body or arbitrator, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could reasonably be expected to have a Parent Material Adverse Effect.

                                   ARTICLE IV

                        CERTAIN COVENANTS AND AGREEMENTS

         Section 4.1  Acquisition Proposals.

         (a) Non-Solicitation. From the date hereof through the Effective Time or earlier termination of this Agreement, neither the Company nor any of its Subsidiaries shall, directly or indirectly, nor shall any of them authorize or permit any officer, director, employee, financial advisor, counsel, agent or other representative to: (i) solicit, encourage or initiate submission of proposals or offers from any corporation, person or other entity or group relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, share exchange, consolidation or business combination with, the Company or any of its Subsidiaries (a "Take-over Proposal"), or (ii) with respect to any effort or attempt by any corporation, person or other entity or group to do or seek any of the foregoing, except as required by legal process, furnish to any corporation, person or other entity or group any non-public or confidential information with respect to the Company and its Subsidiaries or their businesses or participate in any discussion or negotiation as to the matters described in clause (i); provided, however, if the Company receives a Take-over Proposal that is unsolicited or that did not otherwise result from a breach of this Section 4.1(a), the Company may furnish non-public or confidential information to the corporation, person, entity or group that made such Take-over Proposal and may participate in negotiations regarding such Take-over Proposal if the Board of Directors of the Company determines, after consulting with legal advisors, that (A) failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's shareholders under applicable law and (B) such Take-over Proposal is reasonably likely to lead to a Superior Take-over Proposal.

         (b) Superior Take-Over Proposal. The Company shall not enter into any agreement with respect to any Take-over Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement unless the Company's Board of Directors:

                  (i) determines (which determination shall be made by the recommendation or approval of a majority of any Special Committee formed to consider a Take-over Proposal and by the approval of a majority of the Board of Directors) in good faith after consultation with (and receiving such written advice and opinions as it deems appropriate from) its financial and legal advisors that:

                           (A) such transaction (1) is more favorable to the
                  shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Parent in response to such Take-over Proposal), (2) is not subject to any greater material contingency (considering all of the conditions relating to such Take-over Proposal in their entirety) than those set forth in Section 5.1 of this Agreement (considered in their entirety) (provided that the other party to such transaction has also reasonably demonstrated its ability to overcome or address all the contingencies contained in its Take-over Proposal

                  (including any approval required under the HSR Act)) and (3) is in the best interest of the shareholders of the Company, and

                           (B) failure to approve such Take-over Proposal would
                  constitute a breach of its fiduciary duties to the Company's shareholders under applicable law; and

                  (ii) receives an opinion of The Robinson-Humphrey Company, LLC (or any other nationally recognized investment banking firm) to the effect that the consideration to be received by the shareholders of the Company in connection with such Take-over Proposal is fair to them from a financial point of view (any such transaction satisfying clauses (i) and (ii) is referred to as a "Superior Take-over Proposal");

provided, that the Company shall at the time of or prior to entering into such agreement have complied with the provisions of Section 5.3(g) hereof, including the payment to Parent of the Termination Fee provided for in Section 5.4.

         (c) Notice. The Company agrees to (i) promptly notify Parent if the Company, or any of its officers, directors, representatives or agents receives any indication of interest, request for information or offer in respect of a Take-over Proposal, (ii) communicate to Parent in reasonable detail the material terms of any such indication, request or proposal, and (iii) in the event that the Company receives any Superior Take-over Proposal, give Parent a reasonable opportunity to present a counterproposal.

         Section 4.2 Conduct of the Company. From the date hereof through the Effective Time, unless Parent shall otherwise consent in writing and except as otherwise contemplated by this Agreement, the Company and its Subsidiaries shall conduct their operations only in the ordinary course of business (provided, however, that the Company may take appropriate actions and may incur costs and expenses (including those referred to in Section 2.22 hereof) in connection with the preparation for, and consummation of, the transactions contemplated hereby), and the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve intact their business organization and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of Parent the Company will not, and will not permit any of its Subsidiaries to:

                  (a) amend its Articles of Incorporation or Bylaws or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock;

                  (b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or (iii) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares (other than Outstanding Employee Stock Options set forth in Section 2.3 of the Company Disclosure Document);

                  (c) issue, sell, pledge or deliver or agree or commit to issue, sell or deliver any of its capital stock or any securities convertible into or exercisable or exchangeable for shares of its capital stock; provided, however, the Company may issue shares of Company Common Stock upon the exercise of Outstanding Employee Stock Options set forth in Section 2.3 of the Company Disclosure Document;

                  (d) incur any material liability or obligation (including any indebtedness for borrowed money or any guaranty of any such indebtedness of any other person) other than in the ordinary course of business;

                  (e) except as set forth in Section 4.2(e) of the Company Disclosure Document, acquire any material assets or properties or dispose of, mortgage, license, abandon or encumber any material assets or properties (tangible or intangible) or amend or terminate any Lease that is material to the Company's operations, other than in the ordinary course of business;

                  (f) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein) that would be material to the Company's consolidated financial condition;

                  (g) sell or otherwise dispose of any assets that are material to the Company's consolidated financial condition;

                  (h) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing employee stock option plans, except (i) for increases and other changes in the ordinary course of business and (ii) the Company's 1993 Stock Option Plan may be amended to (1) cause unvested stock options to vest and (2) accelerate the expiration dates of outstanding stock options;

                  (i) merge, amalgamate or consolidate with any other entity in any transaction;

                  (j) enter into or amend any employment, consulting, severance or similar agreement with any individual, except in the ordinary course of business;

                  (k) change its cash management or accounting policies in any material respect, except as required by generally accepted accounting principles;

                  (l) cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to the Company by any other party prior to the date of this Agreement;

                  (m) except as contemplated by Section 4.1 hereof or as set forth in Section 4.2(e) of the Company Disclosure Document, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities (including, without limitation, the assets or securities of any Subsidiary and other than inventory in the ordinary course); or

                  (n) commit or agree to take any of the foregoing actions.

         Section 4.3 Access to Information; Confidentiality. The Company covenants and agrees to afford to Parent and to cause its Subsidiaries to afford to Parent, and its accountants, counsel, financing sources and other representatives, full access, during normal business hours from the date hereof until the Effective Time, to all properties, premises, books, contracts, records, financial and operating data, projections, forecasts, business plans, strategic plans, management, personnel, accountants, representatives, and other information relating to the Company and its Subsidiaries. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would impose an unreasonable burden on the Company, any Subsidiary or any employee of the Company or any such Subsidiary or would violate or prejudice the rights of the customers of the Company or any Subsidiary, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In the event of termination of this Agreement, Parent, Acquisition Sub and the Company will deliver to the appropriate party all documents, work papers and other material so obtained before or after the execution hereof and will not themselves use, directly or indirectly, any information so obtained or otherwise obtained from the Company, Parent or Acquisition Sub hereunder, or in connection herewith, and will use their reasonable best efforts to have all such information kept confidential and not used in any way detrimental to the Company, Parent or Acquisition Sub. The Company agrees to cause its and its Subsidiaries' officers, employees, consultants, agents, accountants and attorneys to cooperate with the Parent, Acquisition Sub and their accountants, counsel, financing sources and other representatives in connection with such investigation of the Company and its Subsidiaries, including the preparation by Parent, Acquisition Sub and their financing sources of any offering memorandum or related documents. No investigation by the Parent or Acquisition Sub heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the Company, which shall survive any such investigation in accordance with the terms of this Agreement, or the conditions to the obligation of the Parent and Acquisition Sub to consummate the transactions contemplated hereby. The obligations of Parent and Acquisition Sub under this Section 4.3 are in addition to and not in limitation of the obligations of Citicorp Venture Capital, Ltd. under its letter agreement dated May 5, 1999 with The Robinson-Humphrey Company, LLC as financial advisor to, and on behalf of the Company (the "Confidentiality Agreement"), and each of Parent and Acquisition Sub hereby agrees to be bound by the terms of the Confidentiality Agreement to the same extent as though it were a signatory thereto.

         Section 4.4  Approval by the Company's Shareholders; Proxy Statement.

         (a) Shareholders' Meeting. The Company shall cause a meeting of its shareholders (the "Shareholders' Meeting") to be duly called and held as soon as reasonably practicable after the date hereof for the purpose of considering and acting upon approval of the Plan of Merger and all actions contemplated hereby which require approval and adoption by the Company's shareholders. The

Company will, through its Board of Directors, recommend to its shareholders approval of the Plan of Merger and shall take all lawful action necessary to obtain such approval.

         (b) SEC Filings. In connection with the Shareholders' Meeting, the Company will, as promptly as practicable after the date hereof, prepare and file, and Parent will cooperate with the Company in the preparation and filing of, a preliminary proxy statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") and a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the Commission and will use its commercially reasonable efforts to respond to any comments of the Commission and to cause the definitive proxy statement (the "Definitive Proxy Statement") to be mailed to the Company's shareholders and filed with the Commission, in each case as soon as reasonably practicable. The Preliminary Proxy Statement, the Definitive Proxy Statement and the Schedule 13E-3 shall contain such information or statements regarding the Company, Parent, Acquisition Sub, this Agreement and the transactions contemplated hereby as Parent shall reasonably request, including any such information to be provided in response to any request or comment by the Commission. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the Commission, if any, and of any request by the Commission for amendments or supplements to the Preliminary Proxy Statement, the Definitive Proxy Statement or the Schedule 13E-3 or for additional information, and will supply the others with copies of all correspondence between such party or its representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Definitive Proxy Statement, the Schedule 13E-3 or the Merger. If at any time prior to the Shareholders' Meeting, any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement or the Schedule 13E-3, the Company will promptly inform Parent. If at any time prior to the Shareholders' Meeting, any event should occur relating to Parent or Acquisition Sub or any of their respective affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the financing commitments described in
Section 3.6, that should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement or the Schedule 13E-3, the Company, with the reasonable cooperation and at the expense of Parent, will, upon learning of such event, promptly prepare, file and, if required, mail any such amendment or supplement to the Company's shareholders; provided that (i) prior to such filing or mailing the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon and (ii) if the events or circumstances giving rise to the need to prepare such amendment or supplement constituted a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, the costs and expenses related to the preparation, filing and mailing of such amendment or supplement shall be borne by the Company. Parent will furnish to the Company the information relating to Parent and Acquisition Sub, their respective affiliates and the plans of such persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the financing commitments described in Section 3.6, to the extent required to be set forth in the Preliminary Proxy Statement, the Definitive Proxy Statement or the
Schedule 13E-3 under the Exchange Act and the rules and regulations of the Commission thereunder. The Definitive Proxy Statement will not contain any information or statement that Parent reasonably believes to be materially adverse to the Company's ability to obtain the approval of the Company's shareholders of the Merger and the consummation of the transactions contemplated hereby, except to the extent required by applicable law or the Commission's rules and regulations. The Company will use its commercially reasonable efforts to cause the Definitive Proxy Statement to contain the written opinion of The Robinson-Humphrey Company, LLC to the effect that the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

         Section 4.5 Expenses. Except as provided in Section 5.4, all costs and expenses incurred by a party in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that in no event shall any costs and expenses incurred by any party hereto reduce the consideration to be received by the shareholders of the Company in exchange for their shares of Company Common Stock as provided in the Plan of Merger.

         Section 4.6  Certain Filings, Consents and Arrangements.

         (a) HSR Act. Parent and the Company shall use their commercially reasonable efforts to cause Notification and Report Forms under the HSR Act to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice as soon as reasonably practicable after the execution of this Agreement. Parent and the Company shall cooperate and consult with each other with respect to the preparation of the Notification and Report Forms and any other submissions, including but not limited to responses to written or oral comments or requests for additional information or documenting material by the Federal Trade Commission or the Antitrust Division of the Department of Justice, required to be made pursuant to the HSR Act in connection with the transactions contemplated hereby. Parent shall pay the filing fee associated with such filings.

         (b) Other Filings, Consents and Arrangements. Parent, Acquisition Sub and the Company shall cooperate with one another (i) in promptly determining whether any other filings are required to be made or other consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations.

         Section 4.7 Notification of Certain Events. Each party covenants and agrees to give prompt written notice to the others of (a) the occurrence (or non-occurrence) of any event the occurrence (or non-occurrence) of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, agreement or condition contained in this Agreement not to be complied with or satisfied in all material respects (in each case, if any such representation or warranty or covenant or agreement is already qualified by materiality or by reference to a Company Material Adverse Effect, then in all respects) or (b) any material failure by it to comply or satisfy any covenant, agreement or condition contained in this Agreement.

         Section 4.8 Public or Shareholder Communications. From and after the date of this Agreement, except as Parent and the Company may otherwise agree, Parent, Acquisition Sub and the Company shall not issue any press release with respect to this Agreement or the transactions contemplated hereby unless such party believes in good faith based on advise of counsel that such action is required by applicable law (including the rules and regulations of the Commission) or obligations pursuant to stock exchanges and the Nasdaq National Market. In such case, the party making such release shall use its reasonable best efforts to consult with the other parties, provide the other parties with reasonable opportunity to comment on the form, substance and timing of, and use its reasonable best efforts to agree upon the text of, any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency with respect thereto.

         Section 4.9  Indemnification and Insurance.

         (a) Articles of Incorporation and Bylaws. Parent and Acquisition Sub agree to cause the Articles of Incorporation and Bylaws of the Surviving Corporation to contain the provisions with respect to exculpation and indemnification of directors of the Company set forth in the Articles of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended for a period of six years after the Effective Time (unless such amendment is required by law and except for amendments that do not adversely affect the rights of the current directors of the Company thereunder).

         (b) Indemnification. (i) From and after the Effective Time, Parent and the Surviving Corporation shall each indemnify, defend and hold harmless, to the fullest extent permitted by the SCBCA, each person who was an officer, director, employee or agent of the Company at any time on or prior to the Effective Time (an "Indemnified Party") against any loss, damage, liability, cost or expense incurred by such Indemnified Party in connection with any claim, action, suit, proceeding or investigation ("Claim") which is based on or arises out of, in whole or in part, the actions, conduct or omissions of such Indemnified Party at or prior to the Effective Time in his or her capacity as such officer, director, employee or agent, or in any other capacity in which he or she is serving at the request of the Company (including serving as a trustee or administrator of any employee benefit plan of the Company or any of its Subsidiaries). Without limiting the generality of the preceding sentence, in the event any Indemnified Party becomes involved in any Claim, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith) to the fullest extent permitted by the SCBCA, subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a final and non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

                  (ii) The Indemnified Party shall control the defense of any Claim with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, provided, that Parent and the Surviving Corporation shall be permitted to participate in the defense of such Claim at their own expense, and provided, further, that if any D&O Insurance (as defined in paragraph (c) of this Section 4.10) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company's D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be withheld unreasonably.

         (c) Insurance. For a period of not less than six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance ("D&O Insurance) maintained by the Company, or substitute policies providing at least the same coverage and amounts and containing terms and conditions which are not less advantageous in any material respect, in each case with respect to claims arising from facts or events which occurred at or prior to the Effective Time; provided, that Parent and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in each case, shall purchase the maximum amount of coverage as is reasonably available for such amount.

         (d) Beneficiaries. This Section 4.10 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding upon Parent, the Company and the Surviving Corporation and their respective successors and assigns.

         Section 4.10 Dissenters' Rights. The Company shall not settle or compromise prior to the Effective Time any claim of a shareholder in respect of such shareholder's dissenters' rights pursuant to Chapter 13 of the SCBCA in connection with the Merger without the prior written consent of Parent.

         Section 4.11 Termination or Exercise of Stock Options; Accelerated Vesting. Prior to the Effective Time, the Company will take appropriate action so that, at the Effective Time, all of the Outstanding Employee Stock Options and any other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall have been exercised, shall have expired, or shall have been terminated in exchange for or in consideration of cash in an amount not in excess of the amount by which the Merger Consideration exceeds the exercise price for such underlying shares. The Company shall take all action reasonably necessary to ensure that following the Effective Time no participant in the Company's 1993 Stock Option Plan or in any other plans, programs or arrangements shall have any right thereunder to acquire or participate in changes in value of equity securities of the Company, the Surviving Corporation, Acquisition Sub or any of their respective subsidiaries after, and to terminate such plans effective as of, the Effective Time. Notwithstanding the foregoing, the terms of all such Outstanding Employee Stock Options may be amended to cause all unvested stock options to become vested prior to the Effective Time.

         Section 4.12 Fairness Opinion. The Company agrees that it will use its commercially reasonable efforts to assist The Robinson-Humphrey Company, L.L.C. in updating or confirming its fairness opinion prior to each of (a) the date the Company mails the Proxy Statement to its shareholders, (b) the Meeting Date and
(c) the Closing.

         Section 4.13 Shareholder Litigation. The Company shall notify Parent of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement and shall consult with Parent prior to entering into any settlement of such litigation.

         Section 4.14 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using its commercially reasonable efforts to (i) obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings under any federal or foreign law or regulation (including, but not limited to, filings under the HSR Act),
(ii) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts or other agreements subject, however, to any required vote of the shareholders of the Company and (iii) cause there to be delivered at the Closing such certificates, assurances and documents as are reasonable and customary in transactions of this type. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Sub and the Company shall take such necessary action.

         Section 4.15 Financing. Parent and Acquisition Sub shall, and shall cause their respective officers, directors, employees, affiliates and representatives to, use their commercially reasonable efforts to arrange as promptly as practicable and (subject only to the simultaneous consummation of the transactions contemplated hereby on the terms and conditions set forth herein) complete the financings contemplated by the financing commitments described in Section 3.6. Parent and Acquisition Sub shall use their reasonable best efforts to notify the Company if Parent or Acquisition Sub becomes aware of any fact, occurrence or event that it reasonably believes would be likely to prevent Parent from completing financing arrangements for the Merger.


                                    ARTICLE V

                      CONDITIONS TO THE MERGER; TERMINATION

         Section 5.1 Conditions to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to complete the Closing and effect the Merger are contingent upon the fulfillment of each of the following conditions at or before the Effective Time, except to the extent that Parent may, in its sole and absolute discretion, waive any one or more thereof in whole or in part:

         (a) Representations and Warranties. All of the representations and warranties made by the Company herein shall be true and correct in all material respects (or if such representation or warranty is already qualified by materiality or by reference to a Company Material Adverse Effect, then in all respects) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time.

         (b) Obligations and Agreements. The Company shall have performed in all material respects its obligations and agreements contained herein to be performed prior to or at the Effective Time.

         (c) Bringdown Certificate. Parent and Acquisition Sub shall have received a certificate from an authorized officer of the Company, dated as of the date of the Closing, to the effect that the conditions set forth in Sections 5.1(a) and 5.1(b) have been satisfied.

         (d) Approval of the Company's Shareholders; Dissent. The Plan of Merger shall have been duly approved by the shareholders of the Company in accordance with Section 33-11-103 of the SCBCA, and Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the holders of no more than 6% of the outstanding shares of Company Common Stock, in the aggregate calculated on a fully-diluted basis immediately prior to the Effective Time, shall have given the Company written notice pursuant to Section 33-13-210 of the SCBCA of their intent to exercise dissenters' rights with respect to such shares in connection with the Merger.

         (e) HSR Act. Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

         (f) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, (i) which seeks to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions or (ii) which if adversely determined could reasonably be expected to have a material adverse effect on the business, assets or condition (financial or otherwise) of the Surviving Corporation taken as a whole, or on the ability of any party to this Agreement to perform any of its material obligations hereunder.

         (g) Financing. Parent shall have received the cash proceeds of debt financing in an amount necessary to satisfy its obligations hereunder (including payment of the aggregate Merger Consideration) and pay all fees and expenses in connection herewith on terms and conditions satisfactory to it. Parent acknowledges that receipt of the cash proceeds of debt financing from parties satisfactory to it in an amount not less than and on substantially the same terms and conditions (including with respect to availability) as set forth in the debt financing commitments described in Section 3.6 (without giving effect to any "market-flex" language contained therein) shall satisfy this condition; provided, that such amount is sufficient to satisfy its obligations arising hereunder and repay all other outstanding funded debt of the Company and its Subsidiaries on a consolidated basis.

         (h) Options. All outstanding options to acquire the Company Common Stock shall have been exercised or cancelled.

         Section 5.2 Conditions to the Company's Obligations. The obligations of the Company to complete the Closing and effect the Merger are contingent upon the fulfillment of each of the following conditions at or before the Effective Time, except to the extent that the Company may, in its sole and absolute discretion, waive any one or more thereof in whole or in part:

         (a) Representations and Warranties. All of the representations and warranties made by Parent and Acquisition Sub herein shall be true and correct in all material respects (or if such representation and warranty is already qualified by materiality or by reference to a Parent Material Adverse Effect, then in all respects) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time.

         (b) Obligations and Agreements. Parent and Acquisition Sub shall have performed in all material respects their obligations and agreements contained herein to be performed prior to or at the Effective Time.

         (c) Bringdown Certificate. The Company shall have received a certificate from authorized officers of the Parent and Acquisition Sub, dated as of the date of the Closing, to the effect that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

         (d) Approval of the Company's Shareholders. The Plan of Merger shall have been duly approved by the shareholders of the Company in accordance with
Section 33-11-103 of the SCBCA.

         (e) HSR Act. Any applicable waiting period under the HSR Act relating to the Merger shall have expired.

         (f) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereunder or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         Section 5.3 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding prior approval by the Company's shareholders, by the following parties under the following circumstances:

         (a) by Parent or the Company by their mutual consent; or

         (b) by Parent or the Company, if the Effective Time shall not have occurred on or before January 31, 2000 (provided that the right to terminate this Agreement under this clause shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause or resulted in the failure to consummate the Merger by such date); or

         (c) by Parent, if there has been a material breach by the Company of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Parent and Acquisition Sub impossible and such breach has not been waived by Parent or cured in all material respects within 10 days; or

         (d) by the Company, if there has been a material breach by Parent or Acquisition Sub of any covenant, agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Company impossible and such breach has not been waived by the Company or cured in all material respects within 10 days; or

         (e) by Parent or the Company, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction order or decree of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable; or

         (f) by Parent or the Company, if the Plan of Merger fails to receive the requisite vote for approval and adoption at the Shareholders' Meeting; or

         (g) by the Company, if the Company proposes to enter into an agreement providing for a Superior Take-over Proposal which satisfies all of the terms of the definition thereof; provided, that, any such termination shall not be effective unless (i) the Company has provided Parent written notice (the "Termination Intention Notice") that it intends to terminate this Agreement pursuant to this Section 5.3(g), which notice shall also identify the Superior Take-over Proposal then determined to be more favorable and the parties thereof and include, at the Company's option, either a copy of the acquisition agreement or other similar agreement for such Superior Take-over Proposal in substantially the form to be entered into or a summary thereof, (ii) at least two (2) full business days after the Company has delivered the Termination Intention Notice, the Company delivers to Parent and Acquisition Sub a written notice (the "Termination Notice") of termination of this Agreement pursuant to this Section 5.3(g), and (iii) upon delivery of Termination Notice, the Company pays the Termination Fee as provided in Section 5.4 through delivery to Parent of a check or wire transfer of immediately available funds to such account as is designated by Parent; or

         (h) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by the Board of Directors of this Agreement, (ii) if the Board of Directors of the Company shall have approved another Take-over Proposal, or (iii) the Company shall have materially breached any provision of
Section 4.1; or

         (i) by the Company or Parent, if The Robinson-Humphrey Company, LLC shall have withdrawn its Fairness Opinion or modified its Fairness Opinion in a manner adverse to Parent or Acquisition Sub, including with respect to the adequacy of the Merger Consideration; or

         (j) by Parent, if there shall have occurred and continue to be in existence (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (iv) commencement of a war or armed hostilities or other national or international crises directly or indirectly involving the United States which war, hostility or crisis is reasonably likely to have a Company Material Adverse Effect or materially and adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger or to materially and adversely affect Parent's ability to obtain the financing referred to Sections 5.1(g), or (v) in the case of any of the events described in (i) through (iv) above existing as of the date hereof, a material acceleration or worsening thereof.

         Section 5.4 Effect of Termination.

         (a) In the event of any such termination and abandonment pursuant to
Section 5.3, neither party shall have any further obligation hereunder except as expressly provided in Sections 4.3, 4.5 and 4.8 and Article VI hereof, and neither party shall have any liability to the others by reason of such termination or abandonment except as provided in this Section 5.4. The election of a party to terminate this Agreement and abandon the Merger shall be pursuant to action of its Board of Directors. In the event of the termination of this Agreement by Parent pursuant to Section 5.3(c), or by the Company pursuant to
Section 5.3(d), and the material breach giving rise to such right of termination was a willful breach, then the breaching party shall be liable to the terminating party for the actual damages resulting from such breach.

         (b) In the event of the termination of this Agreement by the Company pursuant to Section 5.3(g) or by Parent pursuant Section 5.3(h), then the Company shall pay to Parent a termination fee equal to $2,000,000 (the "Termination Fee") and Parent and Acquisition Sub shall be entitled to reimbursement by the Company for their out-of-pocket expenses actually incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the financing including, without limitation, any and all fees and expenses payable to attorneys, consultants, advisors and financing sources, and their respective representatives, agents and counsel, whether incurred prior to or after the date hereof ("Transaction Expenses"); provided, however, in no event shall the Company be obligated, pursuant to any provision of this Section 5.4, to reimburse Parent and Acquisition Sub for any Transaction Expenses in excess of $1,000,000. In addition, if this Agreement is terminated by the Company pursuant to Section 5.3(i), the Parent and Acquisition Sub shall be entitled to reimbursement by the Company for Transaction Expenses (subject to the same limitations as contained in the preceding sentence). The Termination Fee shall be payable on the date this Agreement is terminated pursuant to
Section 5.3(g) or 5.3(h) and any such required reimbursement of Transaction Expenses shall take place concurrently with the termination of this Agreement upon delivery by Parent to the Company of a certificate of an officer of Parent setting forth in reasonable detail the true and correct amount of costs and expenses (whether paid or payable) incurred by Parent or Acquisition Sub in connection with the transactions contemplated by this Agreement.

         (c) In the event that (i) this Agreement is terminated by either Parent or the Company pursuant to Section 5.3(b) or (f) and (ii) within six months of such termination, the Company enters into any definitive agreement with respect to or publicly announces or consummates a merger, share exchange, consolidation, business combination, sale of substantially all of the Company's assets or direct or indirect acquisition or purchase of a material amount of Company Common Stock which involves aggregate consideration payable to the Company or the Company's shareholders greater than or equal to the aggregate consideration which would otherwise be received by the shareholders of the Company pursuant to this Agreement (a "Subsequent Transaction"), the Company shall be required to pay the Termination Fee and reimburse Transaction Expenses (subject to the limitations contained in subsection (b) above) upon the closing of such Subsequent Transaction. Finally, in the event that (i) this Agreement is terminated by the Company pursuant to Section 5.3(i), and (ii) within six months the Company enters into a definitive agreement with respect to or publicly announces or consummates a Subsequent Transaction, Parent and Acquisition Sub shall be entitled to the Termination Fee (but not any additional Transaction Expenses) upon the closing of such Subsequent Transaction.

         (d) Payment of the Termination Fee and reimbursement of Transaction Expenses pursuant to this Section 5.4 shall be Parent and Acquisition Sub's sole and exclusive legal remedy in connection with any termination of this Agreement. Any payment of the Termination Fee shall be accompanied by a written acknowledgement from the Company and any other party that the Company has entered into a definitive agreement with regard to a Subsequent Transaction or Takeover Proposal that the Company and such other party have irrevocably waived any right to contest any such payment.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1 Entire Agreement. This Agreement (including the Exhibits hereto) contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are merged herein.

         Section 6.2 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time.

         Section 6.3 Amendments. This Agreement may be amended by the parties hereto, at any time prior to the Effective Time, by action taken by their respective Boards of Directors; provided, however, that, after approval of the Plan of Merger by the shareholders of the Company, no amendment, which under applicable law may not be made without the approval of such shareholders, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

         Section 6.4 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the proper written consent of the other parties. Parent and Acquisition Sub may assign all of its rights or obligations under this Agreement to a direct or indirect wholly-owned subsidiary of Acquisition Sub, provided that any such assignment will have no material adverse tax or other effects on the Company and will have no adverse tax or other effects on the holders of the Company's shares, and provided further that if such assignment takes place, Parent and Acquisition Sub shall continue to be liable to the Company for all obligations under this Agreement and for any default in performance by the assignee.

         Section 6.5 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof', "herein" and "hereunder" and words of similar import when used in this

Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

         Section 6.6 Benefits and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (with the provisions of Section 4.9 inuring to the benefit of the Indemnified Parties referred to therein). Except as otherwise expressly provided in this Agreement (including Section 4.9), nothing contained herein is intended or shall be construed to confer on any person other than the parties hereto any rights or benefits hereunder.

         Section 6.7 Notices. Any notice to be given to a party in connection with this Agreement shall be in writing addressed to such party at the address set forth below ("Notice Address"), with a copy thereof addressed to such party's counsel, as indicated, to be given at the same time and in the same manner as the notice to the party, which Notice Address may be changed from time to time by such addressee by notice thereof to each of the other addressees as herein provided. Any such notice shall be deemed effectively given to a party upon the first to occur of (a) the third business day following the date on which it is mailed to such party by first class registered or certified United States mail, postage prepaid, addressed to such party at such party's Notice Address, or (b) the date on which it is actually delivered to such party's Notice Address properly addressed to such party (whether delivered by mail, courier, facsimile transmission, or otherwise) if such date is a business day and such delivery is made prior to 5:00 p.m, local time at such address, on such business day, or if the date of such delivery is not a business day or such delivery is made after 5:00 p.m., on the next business day following the date of delivery, or (c) when it is actually received by the representative of such party specified in such party's Notice Address. Transmission by facsimile shall be confirmed by telephone to the addressee at the time of transmission.

                           Notice Address of the Company:

                           Conso International Corporation
                           513 N. Duncan ByPass
                           P. O. Box 326
                           Union, South Carolina  29379
                           Telephone:  864/427-9004
                           Telecopy:   864/427-8820
                           Attention:  J. Cary Findlay

                           with a copy to (which shall not constitute notice to the Company):

                           Kennedy Covington Lobdell & Hickman, L.L.P
                           Bank of America Corporate Center, Suite 4200
                           100 N. Tryon Street
                           Charlotte, North Carolina  28202-4006
                           Telephone:  704/331-7400
                           Telecopy:   704/331-7598
                           Attention:  J. Norfleet Pruden, III

                           Notice Address of Parent or Acquisition Sub:

                           CIC Acquisition Co.
                           CIC Acquisition Sub, Inc.
                           c/o Citicorp Venture Capital, Ltd.
                           339 Park Avenue
                           New York, New York  10043
                           Telephone:  212/559-2759
                           Telecopy:  212/888-2940
                           Attention:  M. Saleem Muqaddam

                           with a copy to (which shall not constitute notice to Parent or Acquisition Sub):

                           Kirkland & Ellis
                           Citicorp Center
                           153 East 53rd Street
                           New York, New York  10022
                           Telephone:  212/ 446-4800
                           Telecopy:  212/ 446-4900
                           Attention:  Kirk A. Radke

         Section 6.8 Time Of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon any day which is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding business day.

         Section 6.9 Waiver of Jury Trial. Each of the parties hereto waives to the fullest extent permitted by law any right it may have to trial by jury in respect of any claim, demand, action or cause of action based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

         Section 6.10 Captions. The captions herein are for convenience of reference only and shall not be construed as a part of this Agreement.

         Section 6.11 Governing Law. This Agreement shall be construed, interpreted, enforced and governed by and under the laws of the State of South Carolina without regard to its rules of conflicts of laws.

         Section 6.12 Exhibits. All of the Exhibits hereto referred to in this Agreement are hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes.

         Section 6.13 Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

         Section 6.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.


                                      * * *

         IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have each caused this Agreement to be duly executed by their duly authorized officers under seal as of the day and year first above written.

                                     CIC ACQUISITION CO.

[CORPORATE SEAL]

                                     By: /s/ Michael T. Bradley
                                         --------------------------------------
ATTEST:                                  Name: Michael T. Bradley
                                         Title: Vice President

/s/ M. Saleem Muqaddam
------------------------------
Name: M. Saleem Muqaddam
Title: President and Secretary


                                     CIC ACQUISITION SUB, INC.

[CORPORATE SEAL]

                                     By:  /s/ Michael T. Bradley
                                          -------------------------------------
ATTEST:                                   Name: Michael T. Bradley
                                          Title: Vice President

/s/ M. Saleem Muqaddam
------------------------------
Name: M. Saleem Muqaddam
Title: President and Secretary


                                     CONSO INTERNATIONAL CORPORATION

[CORPORATE SEAL]

                                     By: /s/ J. Cary Findlay
                                         --------------------------------------
ATTEST:                                  J. Cary Findlay
                                         Chairman of the Board,
                                         President and Chief Executive Officer
/s/ Konstance J.K. Findlay
------------------------------
Konstance J.K. Findlay
Secretary

                                    EXHIBITS


         Exhibit                    Description
         -------                    -----------

            A                       Plan of Merger

                                                                  EXHIBIT A

                                 PLAN OF MERGER
                                       OF
                            CIC ACQUISITION SUB, INC.
                                  WITH AND INTO
                         CONSO INTERNATIONAL CORPORATION

         This Plan of Merger sets forth the terms and conditions upon which, at the Effective Time (as hereinafter defined), CIC Acquisition Sub, Inc. shall be merged with and into Conso International Corporation:

         1. Constituent Corporations; Surviving Corporation. The constituent corporations party to this Plan of Merger (the "Constituent Corporations") are Conso International Corporation, a South Carolina corporation (the "Company"), and CIC Acquisition Sub, Inc., a South Carolina corporation ("Acquisition Sub"). Acquisition Sub shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation"), with its corporate name continuing to be "Conso International Corporation."

         2. Effective Time. The Merger shall become effective at the time appropriate articles of merger, including this Plan of Merger, are filed with the Secretary of State of South Carolina (the "Effective Time").

         3. Terms and Conditions of Merger; Abandonment. The Merger shall be effected in accordance with the terms and conditions set forth in this Plan of Merger. The Merger may be abandoned at any time prior to the Effective Time in the event that the Merger Agreement, dated as of October __, 1999 (the "Merger Agreement"), by and among the Constituent Corporations and CIC Acquisition Co., a Delaware corporation ("Parent"), shall be terminated. The obligations of the Constituent Corporations to cause articles of merger to be filed to effect the Merger are subject to the satisfaction or waiver of the conditions to the closing under the Merger Agreement.

         4. Effect of Merger.

         (a) As of the Effective Time, Acquisition Sub will be merged with and into the Company with the effects set forth in Section 33-11-106 of the South Carolina Business Corporation Act, and the separate corporate existence of Acquisition Sub shall cease and the corporate existence of the Company shall continue as the Surviving Corporation.

         (b) As of the Effective Time, the Articles of Incorporation of the Company shall be amended to cause Section 3 thereof to be amended and restated in its entirety to read as set forth on Schedule I attached hereto. The Articles of Incorporation of the Company, as so amended, shall continue to be the Articles of Incorporation of the Surviving Corporation after the Effective Time until they may be thereafter duly amended in accordance with applicable law (subject, however, to the provisions of Section 4.9(a) of the Merger Agreement).

         (c) The Bylaws of the Company as in effect immediately prior to the Effective Time shall continue to be the Bylaws of the Surviving Corporation after the Effective Time until they may be thereafter duly amended in accordance with applicable law.

         (d) The directors of Acquisition Sub and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified, or until their earlier death, removal or resignation, in accordance with the Bylaws of the Surviving Corporation and applicable law.

         (e) The manner and basis of converting and exchanging the shares of the Constituent Corporations is set forth in Section 5 hereof.

         5. Conversion of Shares. At the Effective Time:

         (a) All of the shares of Common Stock of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than Retained Shares (as defined in subsection (b) below), Acquisition Sub Shares (as defined in subsection (c) below) and Dissenting Shares (as defined in Section 6(h))), shall be automatically converted into the right to receive a cash amount equal to $9.00 per share, without interest thereon (the "Per Share Amount").

         (b) 533,378 shares of Common Stock of the Company held by J. Cary Findlay (the "Retained Shares") shall be automatically converted into an aggregate of 151,000 shares of Class A Common Stock, 197,420 shares of Class C Common Stock and 44,519.8 shares of Series A Preferred Stock of the Surviving Corporation. The Retained Shares, in the aggregate, at the Effective Time will evidence ownership of the shares of Class A Common Stock, Class C Common Stock and Series A Preferred Stock of the Surviving Corporation into which they are so converted and the certificates representing the Retained Shares shall be exchanged for certificates representing the appropriate number of shares of Class A Common Stock, Class C Common Stock and Series A Preferred Stock of the Surviving Corporation.

         (c) all of the issued and outstanding shares of Company Common Stock held by Acquisition Sub ("Acquisition Sub Shares") shall be canceled and shall cease to exist.

         (d) Each of the 299,000 shares of Class A Common Stock of Acquisition Sub ("Class A Acquisition Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of Class A Common Stock of the Surviving Corporation; each of the 1,202,580 shares of Class B Common Stock of Acquisition Sub ("Class B Acquisition Sub Common Stock") issued and outstanding immediately prior the Effective Time shall be automatically converted into one share of Class B Common Stock of the Surviving Corporation; and each of the 185,480.2 shares of Series A Preferred Stock of Acquisition Sub (together with Class A Acquisition Sub Common Stock and Class B Acquisition Sub Common Stock, "Acquisition Sub Stock") issued and outstanding immediately prior the Effective Time shall be automatically converted into one share of Series A Preferred Stock of the Surviving Corporation. Each certificate evidencing ownership of any such shares of Acquisition Sub Stock shall, at the Effective Time, evidence ownership of the same number of shares of the Class A Common Stock,

Class B Common Stock and Series A Preferred Stock of the Surviving Corporation, as applicable, without any requirement for any exchange of certificates or further action.

         (e) Each share of capital stock of the Surviving Corporation issued upon conversion of the Retained Shares or shares of Acquisition Sub Stock shall be validly issued, fully paid and nonassessable upon such conversion.

         6. Exchange of Certificates and Cash.

         (a) Deposit of Merger Consideration. Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with or for the account of a bank or trust company mutually designated by the Parent and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock (other than any Retained Shares, Acquisition Sub Shares or Dissenting Shares) for exchange in accordance with this Section 6, cash in the aggregate amount required to be exchanged for all outstanding shares of Company Common Stock (including for this purpose Dissenting Shares, but excluding Retained Shares and Acquisition Sub Shares) pursuant to Section 5 hereof (the "Merger Consideration"). The Exchange Agent shall, pursuant to irrevocable instructions, hold the Merger Consideration pending remittance thereof to holders of shares of Company Common Stock (or, with respect to Dissenting Shares, to the Surviving Corporation) in accordance with this Section 6. The Merger Consideration shall not be used for any other purpose. The Exchange Agent shall invest the Merger Consideration, as directed by the Surviving Corporation, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, (iv) bank deposits, certificates of deposit, bank repurchase agreements or acceptances of commercial banks with capital exceeding $100 million, or (v) mutual funds investing solely in the types of investments described in clauses (i) through (iv). In the event that any such investments reduce the Merger Consideration to an amount which is less than that required to be exchanged for all shares of Company Common Stock (including for this purpose Dissenting Shares) pursuant to Section 5 hereof which have not theretofore been exchanged, the Surviving Corporation shall, upon written notice thereof from the Exchange Agent, promptly make up any such shortfall. Any interest, dividends or other income earned on the investment of the Merger Consideration while held by the Exchange Agent shall be for the account of the Surviving Corporation.

         (b) Surrender of Certificates; Payment of Merger Consideration. As soon as reasonably practicable after the Effective Time, the Surviving Corporation will instruct the Exchange Agent to mail to each holder of record, as of immediately prior to the Effective Time, of the outstanding shares of Company Common Stock (other than Retained Shares, Acquisition Sub Shares and Dissenting Shares) (a) a letter of transmittal (which shall specify that delivery of a holder's certificates representing shares of Company Common Stock ("Certificates") shall be effected only upon proper delivery of Certificates to the Exchange Agent) and (b) instructions to effect the surrender of such holder's Certificates in exchange for the cash such holder is entitled to receive hereunder, each in a form approved jointly by the Company and Parent prior to the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the duly executed letter of transmittal, the holder of record of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of shares of Company Common Stock evidenced by the Certificate less any required withholding of U.S. Federal income taxes. No interest from the Effective Time will be accrued or paid on any cash payable upon surrender of Certificates. In the event of a transfer of ownership of any shares of Company Common Stock which is not registered in the transfer records of the Company, it shall be a condition of payment of cash to the transferee that the Certificate surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other taxes or present evidence that any applicable stock transfer taxes have been paid.

         (c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash deliverable in respect thereof pursuant to Section 5 hereof.

         (d) Cancellation and Retirement of Common Stock. As of the Effective Time, all certificates representing shares of Company Common Stock, other than certificates representing Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 6(b).

         (e) Termination of Deposit with the Exchange Agent. Any portion of the Merger Consideration deposited with the Exchange Agent which remains undistributed to the holders of shares of Company Common Stock for 270 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Section 6 shall thereafter look only to the Surviving Corporation as general creditors for the Merger Consideration to which they are entitled pursuant to this Section 6. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (f) Withholding Rights. The Surviving Corporation, Parent or Acquisition Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts (each a "Withholding Amount") as the Surviving Corporation, Parent or Acquisition Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are required by law to be and are so withheld by the Surviving Corporation, Parent or Acquisition

Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

         (g) Closing of Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

         (h) Dissenting Shares. Notwithstanding any other provision of the Merger Agreement, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by a holder of shares of Company Common Stock who shall have (i) duly given written notice to the Company, prior to the taking of the vote by the Company's shareholders on approval of this Plan of Merger, of such holder's intent to dissent from the Merger and demand payment of the "fair value" of such shares in accordance with Chapter 13 of the South Carolina Business Corporation Act (the "Dissenters' Rights Provisions"), (ii) not voted such shares in favor of the Merger (other than a vote by proxy that does not disqualify such holder under the Dissenters' Rights Provisions), and (iii) not withdrawn, waived or otherwise lost or forfeited such holder's dissenter's rights under the Dissenters' Rights Provisions prior to the Effective Time (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive any part of the Merger Consideration. Such Dissenting Shares shall instead be converted into the right to receive from the Surviving Corporation payment of the "fair value" thereof in accordance with the Dissenters' Rights Provisions. All Dissenting Shares held by holders who after the Effective Time shall have failed to perfect or who effectively shall have withdrawn, waived or otherwise lost or forfeited their dissenters' rights under such Dissenters' Rights Provisions shall thereupon be deemed to have been converted into and to become exchangeable, as of the Effective Time, for the right to receive, without any interest or dividend thereon, the appropriate part of the Merger Consideration, upon surrender, in the manner provided in this Section 6, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock. Upon application by the Surviving Corporation to the Exchange Agent therefor, accompanied by the Certificate or Certificates formerly evidencing Dissenting Shares and a certificate of the Surviving Corporation to the effect that there has been paid, or will be paid contemporaneously with the remittance to the Surviving Corporation of the Merger Consideration otherwise allocable to such Dissenting Shares, the amount to which the holder thereof is entitled, or has agreed with the Surviving Corporation to receive, as payment for such Dissenting Shares pursuant to the exercise of such holder's dissenters' rights, then the Exchange Agent shall remit to the Surviving Corporation that part of the Merger Consideration otherwise (but for the exercise of such dissenters' rights) allocable to such Dissenting Shares. In such event, remittance to the Surviving Corporation shall be a full acquittance of the Exchange Agent with respect thereto, and, to the extent such payment was not previously made, the holder of such Dissenting Shares shall look only to the Surviving Corporation for the payment to which such holder is entitled with respect to such Dissenting Shares.

                                   SCHEDULE I

         3. The Corporation is authorized to issue 60,000,000 shares of capital stock, divided into two classes: (a) 50,000,000 shares of Common Stock, of which 20,000,000 shares shall be designated as "Class A Common Stock," 15,000,000 shares shall be designated as "Class B Common Stock" and 15,000,000 shares shall be designated as "Class C Common Stock," and (b) 10,000,000 shares of Preferred Stock.

         3.1 Common Stock. The relative rights, privileges, qualifications, limitations and restrictions of the Class A Common Stock, Class B Common Stock and Class C Common Stock are as set forth in this Section 3.1. As used herein, the term "Common Stock" shall collectively mean Class A Common Stock, Class B Common Stock and Class C Common Stock. Except as otherwise provided herein or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

         (a) Voting Rights. The holders of Class A Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Class A Common Stock shall be entitled at all elections of directors to as many votes as shall equal the number of votes which such holder would be entitled to cast for the election of directors with respect to his shares of Class A Common Stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he may see fit, and to one vote for each share upon all other matters. Except as otherwise required by law, the holders of Class B Common Stock and Class C Common Stock shall have no voting rights.

         (b) Dividends. Holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Directors, provided, that if dividends are declared that are payable in shares of Common Stock, dividends will be declared that are payable at the same rate on each class of Common Stock and the dividends payable to holders of Class A Common Stock will be payable in shares of Class A Common Stock, the dividends payable to holders of Class B Common Stock will be payable in shares of Class B Common Stock and the dividends payable to the holders of Class C Common Stock will be payable in shares of Class C Common Stock.

         (c) Liquidation. Subject to the provisions of any series of Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

         (d) Conversion of Common Stock

                  (i) Right to Convert. Each record holder of Class A Common Stock will be entitled to convert any or all of such holder's Class A Common Stock into the same number of shares of Class B Common Stock and each record holder of Class B Common Stock will be entitled to convert any or all of such holder's Class B Common Stock into the same number of shares of Class A Common Stock; provided, however, that at the time of conversion of shares of Class B Common Stock into shares of Class A Common Stock, such holder determines, in its sole discretion, that it would be permitted, pursuant to applicable law, to hold the total number of shares of Class A Common Stock which such holder would hold after giving effect to such conversion; provided, further, that the determination of a holder of Class B Common Stock that such holder is permitted, pursuant to applicable law, to convert Class B Common Stock into Class A Common Stock pursuant to this Section 3.1(d)(i) shall be final and binding upon the Corporation. Record holders of Class C Common Stock will not be entitled to convert any shares of Class C Common Stock into shares of Class A Common Stock or Class B Common Stock and record holders of Class A Common Stock and Class B Common Stock will not be entitled to convert any shares of Class A Common Stock or Class B Common Stock into shares of Class C Common Stock.

                  (ii) Surrender of Certificates. Each conversion of shares of a class of Common Stock into shares of another class of Common Stock permitted pursuant to Section 3.1(d)(i) will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that such holder desires to convert into the other class. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock will cease and the person or persons in whose name or names the certificate or certificates for shares of the other class of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of such other class of Common Stock represented thereby.

                  (iii) Issuance of Certificates. Promptly after such surrender and the receipt by the Corporation of the written notice from the holder hereinbefore referred to, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the other class of Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. The issuance of certificates for the other class of Common Stock upon conversion will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer taxes) in respect thereof or other cost incurred by the Corporation in connection with such conversion.

                  (iv) Reservation of Shares for Conversion. So long as any shares of Class A Common Stock or Class B Common Stock are outstanding, the Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock the number of shares sufficient for issuance upon conversion of all outstanding shares of the other class of Common Stock.

         (e) Transfers. The Corporation will not close its books against the transfer of any share of Class A Common Stock or Class B Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of any other class Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.

         (f) Subdivision and Combination of Shares. If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of all other classes of Common Stock will be proportionately subdivided or combined.

         (g) Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificates. Each such new certificate shall be registered in such name and shall represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

         (h) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

         (i) Notices. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

         (j) Action by Written Consent. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

         (k) Amendment and Waiver. No amendment or waiver of any provision of this Section 3 shall be effective without the prior consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class. For purposes of votes on amendments and waivers to this Section 3, each share of Common Stock shall be entitled to one vote. No amendment directly to any terms or provisions of any class of Common Stock that adversely affects such class of Common Stock vis-a-vis any other class of Common Stock shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such class of Common Stock (it being understood that the issuance of preferred stock shall not be deemed to adversely affect the Common Stock).

         3.2 Preferred Stock. The Board of Directors of the Corporation is authorized, to the fullest extent permitted by applicable law, to determine the rights, privileges, qualifications, limitations and restrictions of the Preferred Stock or to create one or more series of the Preferred Stock and determine the rights, privileges, qualifications, limitations and restrictions of each such series, all as the Board of Directors may from time to time determine.

         3.3 Series A Preferred Stock. A total of 250,000 of the authorized shares of Preferred Stock are hereby designated as "Series A Preferred Stock." The following is a statement of the relative rights, privileges, qualifications, limitations and restrictions with respect to the Series A Preferred Stock. Except as otherwise provided in this Section 3.3 or as otherwise required by applicable law, all shares of Series A Preferred Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

         (a) Dividends.

                  (i) General Obligation. When and as declared by the Board of Directors and to the extent permitted under the South Carolina Business Corporation Act, the Corporation shall pay preferential dividends to the holders of the Series A Preferred Stock as provided in this Section 3.3(a). Except as otherwise provided herein, dividends on each Series A Preferred Share shall accrue on a daily basis at the rate of 12% per annum (the "Series A Dividend Rate") on the Liquidation Value thereof, from and including the date of issuance of such Series A Preferred Share to and including the date on which the Liquidation Value of such Series A Preferred Share (plus all accrued, accumulated and unpaid dividends thereon) is paid in full. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Series A Preferred Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Series A Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series A Preferred Share.

                  (ii) Series A Preferred Dividend Reference Dates. To the extent not paid on each January 31 and July 31 of each year beginning January 31, 2000 the "Series A Preferred Dividend Reference Dates"), all dividends which have accrued on each Series A Preferred Share outstanding during the six-month period (or other period in the case of the initial Series A Preferred Dividend Reference Date) ending upon each such Series A Preferred Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Series A Preferred Share until paid and shall continue to accumulate dividends thereon at the Series A Dividend Rate.

                  (iii) Distribution of Partial Dividend Payments. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed ratably among the holders of the Series A Preferred Stock based upon the number of Series A Preferred Shares held by each such holder.

                  (iv) Priority of Series A Preferred Stock. Subject to the terms of any other series of Preferred Stock, so long as any Series A Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall declare or pay any cash dividends or make any cash distributions with respect to or redeem, purchase or otherwise acquire for cash, directly or indirectly, any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Series A Preferred Stock or the Corporation has failed to make any redemption of the Series A Preferred Stock required hereunder.

                  (v) Liquidation. Subject to the terms of any other series of Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends) of all such Series A Preferred Shares held by such holder, and the holders of Series A Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends) of the Series A Preferred Stock held by each such holder. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

         (b) Redemptions.

                  (i) Optional Redemptions. The Corporation may, at any time after 20 years after the first date of issuance of any shares of Series A Preferred Stock, redeem all or any portion of the Series A Preferred Stock then outstanding at a price per Series A Preferred Share equal to the Liquidation Value thereof (plus all accumulated and accrued and unpaid but not yet accumulate dividends thereon); provided, that all optional redemptions pursuant to this Section 3.3(b) are made pro rata among the holders of Series A Preferred Stock based upon the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends thereon) of such Series A Preferred Stock held by each such holder.

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                  (ii) Redemption Price. For each Series A Preferred Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Preferred Share) an amount in immediately available funds equal to the Liquidation Value thereof (plus all accrued, accumulated and unpaid dividends, thereon). If the Corporation's funds which are legally available for redemption of Series A Preferred Shares on any Redemption Date are insufficient to redeem the total number of Series A
Preferred Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Series A Preferred Shares pro rata among the holders of the Series A Preferred Shares to be redeemed based upon the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends thereon) of such Series A Preferred Shares held by each such holder, and other Series A Preferred Shares not so redeemed shall remain issued and outstanding until redeemed in accordance with the terms thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred Shares, such funds shall immediately be used to redeem the balance of the Series A Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date which it has not redeemed.

                  (iii) Notice of Redemption. The Corporation shall mail written notice of each redemption of Series A Preferred Stock to each record holder not more than thirty (30) nor less than ten (10) days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption, the Corporation shall become obligated to redeem the total number of Series A Preferred Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of Series A Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series A Preferred Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Series A Preferred Shares.

                  (iv) Determination of the Number of Each Holder's Series A Preferred Shares to be Redeemed. Except as otherwise provided herein, the number of Series A Preferred Shares of Preferred Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of Series A Preferred Shares determined by multiplying the total number of Series A Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Series A Preferred Shares then held by such holder and the denominator of which shall be the total number of shares of Series A Preferred Stock then outstanding.

                  (v) Dividends After Redemption Date. No Series A Preferred Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Series A Preferred Share (plus all accrued, accumulated and unpaid dividends thereon) is paid in full to the holder thereof. On such date all rights of the holder of such Series A Preferred Share shall cease, and such Series A Preferred Share shall not be deemed to be outstanding.

                  (vi) Redeemed or Otherwise Acquired Preferred Shares. Any Series A Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

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

                  (vii) Other Redemptions or Acquisitions. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not redeem, purchase or otherwise acquire any Junior Securities; provided, that the Corporation may purchase Junior Securities from present or former employees pursuant to written contracts with such employees.

         (c) Voting Rights. The shares of Series A Preferred Stock shall not have any voting rights attaching to them, except as required by applicable law.

         (d) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Preferred Shares represented by the surrendered certificate. Each such new certificates shall be registered in such name and shall represent such number of Series A Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

         (e) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         (f) Definitions. The following definitions apply to this Section C only.

                  "Junior Securities" means any of the Corporation's equity securities other than Series A Preferred Stock and any other series of Preferred Stock having a right or preference equal with or senior to the Series A Preferred Stock.

                  "Liquidation Value" of any share of Series A Preferred Stock shall be an amount equal to $100.00 per share.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated

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

organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Redemption Date" as to any Series A Preferred Share means the date specified in the notice of any redemption.

                  "Subsidiary" means with respect to any Person, any corporation, limited liability company, partnership, association or other business entity or which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled directly or indirectly, by any person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

         (g) Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Section 3.3 without the prior written consent of the holders of Series A Preferred Stock representing more than fifty percent (50%) of the aggregate Liquidation Value (plus all accumulated and accrued and unpaid but not yet accumulated dividends thereon) of such Series A Preferred stock then outstanding.

         (h) Notices. Except as otherwise expressly provided, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

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